EMPLOYMENT AGREEMENT

AGREEMENT dated as of July 1, 2007, between AVANTOGEN ONCOLOGY, INC., a Nevada corporation (“Company”), and MICHAEL HILLMEYER, an individual (“Executive”).

Executive currently serves as a member of the board of directors (the “Board”) of Company. Executive’s only compensation for such service is as provided in the plan adopted by the board at its meeting held on April 27, 2007, with respect to directors’ fees (the “Plan”).

Company now desires to employ Executive, on an interim and part-time basis, as secretary, treasurer and chief financial officer of Company (collectively, “CFO”), and Executive is amenable to being so employed, in each case, on the terms and subject to the conditions set forth in this Agreement.

Accordingly, each party hereto hereby agrees as follows:

1. TERM OF AGREEMENT

The term of this Agreement will commence on the date first set forth above, or as soon thereafter as Executive commences services hereunder (Executive’s “start date”), and will continue from month to month thereafter until the date on which it is terminated pursuant to Section 5 hereof.

2. EMPLOYMENT

2.1 Position and Duties. Executive will serve as Company’s CFO, reporting to Company’s Chief Executive Officer, and will have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such additional powers and duties as may be prescribed from time to time by the Board, which may include services for one or more subsidiaries or affiliates of Company.

2.2 Commitment. Executive will during the period of his employment hereunder discharge his duties to the Company to the best of his abilities in a diligent, trustworthy, professional and efficient manner and will devote, on a part-time basis, business hours (approximating 30 hours per month), attention and skills to the business and affairs of the Company as are required to discharge such duties. Company acknowledges that Executive may conduct other business for other businesses, provided such activities do not interfere with Executive’s duties to, and such businesses do not compete with, Company.

3. COMPENSATION

3.1 Compensation. During the term of this Agreement, Company will pay the amounts and provide the benefits described in this Section 3, and Executive agrees to accept such amounts and benefits in full payment for Executive’s services under this Agreement.

3.2 Base Salary. Company will pay to Executive a base salary of $2,000 per month, payable, in arrears, on or about the last business day of each month, less applicable withholding. Nothing contained herein, including payment of such compensation, will compromise Executive’s status as a “non-executive director” for the purpose of receiving directors’ fees under the Plan.

3.3 Fringe Benefits.

(a) Company will provide to Executive, at Company’s cost, all perquisites to which other senior executives of Company are generally entitled and such other perquisites which are suitable to the character of the Executive’s position with Company and adequate for the performance of his duties hereunder (taking into account Company’s means).

(b) Upon satisfaction of applicable eligibility requirements, Executive will be provided with such fringe benefits as Company may offer generally from time to time to its senior executives. Executive acknowledges, however, with reference to the foregoing, that no such benefit plans currently exist and that Company has no intention currently of implementing them To the extent legally permissible, Company will not treat amounts paid in respect of such benefits as income to Executive.

3.4 Paid Time Off. Executive will accrue, on a daily basis (taking into account his part-time status), a total of three workweeks of paid time off (“PTO”) per year following the start date of this Agreement. This PTO will be in addition to normal Company holidays, which will be determined at the discretion of Company from time to time. Any accrued but unused PTO (up to such limits as Company may establish) will be paid to Executive, on a pro rata basis, at the time that his employment is terminated.

3.5 Deductions from Compensation. Company will deduct and withhold from all compensation payable to Executive all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4 REIMBURSEMENT OF CERTAIN EXPENSES

4.1 Travel and Other Expenses. Company will pay to or reimburse Executive for reasonable and necessary business, travel and similar expenditures incurred by Executive for which Executive submits appropriate receipts and reports the amount, date, location and business character in a timely manner.

4.2 Liability Insurance. Company will continue Executive under the coverage of Company’s officers and directors’ insurance and other liability insurance policies, consistent with usual and reasonable business practices, to cover Executive against insurable events related to his employment with Company.

4.3 Indemnification. Promptly upon written request from Executive, Company will indemnify, defend (with counsel of its choice) and hold harmless Executive, to the fullest extent under applicable law, for all defense costs, judgments, fines, settlements, losses, costs or expenses (including attorney’s fees), arising out of Executive’s activities as an agent, employee, officer or director of Company, or in any other capacity on behalf of or at the request of Company. Notwithstanding the foregoing, Company may not enter into any settlement, of any kind, of any claim, which requires Executive to admit liability or responsibility or to have any order or judgment entered against Executive without Executive’s consent, which will not unreasonably be withheld or delayed.

5 TERMINATION

5.1 Termination and Resignation. Company may terminate Executive’s employment at any time, with or without notice or cause. If Company terminates Executive’s employment for cause, or if Executive resigns voluntarily, Company will pay Executive his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. If Company terminates Executive’s employment without cause, Company will pay Executive his salary prorated through the date that follows by 30 days the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Company will have no further obligations to Executive under this Agreement.

5.2 Death or Disability. To the extent consistent with applicable law, Executive’s employment will terminate on his death or disability. In the event of termination due to death or disability, Company will pay Executive (or his legal representative) his salary prorated through the date that follows by 30 days the date of termination, at the rate in effect at the time of termination. Company will have no further obligations to Executive (or his legal representative) under this Agreement, except for any vested rights under employee benefit plans and programs and the right to receive reimbursement for business expenses.

5.3 Return of Company Property. Within ten days after the effective date of termination of Executive’s employment with Company, Executive will return to Company all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Company, including, but not limited to, proprietary or licensed computer programs, customer lists and customer data, and copies or duplicates thereof in Executive’s possession or under Executive’s control. Executive will not retain any copies or duplicates of such property and all licenses granted to him by Company to use computer programs or software will be revoked on the termination date.

6 CONFIDENTIAL INFORMATION

6.1 Trade Secrets of Company. Executive, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets which are owned by Company and which are regularly used in the operation of its business. Executive will not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Company. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information relating to the businesses of such entities, whether prepared by Executive or otherwise and whether now existing or prepared at a future time, coming into his possession will remain the exclusive property Company.

6.2 Confidential Data of Customers of Company. Executive, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Company and of its and their affiliates. All such data is confidential and will not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement (except as required in the course of Executive’s employment by Company) or at any time thereafter.

6.3 Injunctive Relief. Executive acknowledges that the services to be rendered under this Agreement and the items described in this Section 6 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Company in money damages for a breach of this Agreement. Accordingly, Executive agrees and consents that if he violates any of the provisions of this Agreement, Company, in addition to any other rights and remedies available under this Agreement or otherwise, will be entitled to temporary and permanent injunctive relief.

6.4 Continuing Effect. The provisions of this Section 6 will remain in effect after the effective date of termination of Executive’s employment with Company.

7 OTHER PROVISIONS

7.1 Cure Period. In the event that Executive or Company breaches this Agreement, the breaching party will have five business days within which to cure such breach, after receiving written notice from the other party specifying in reasonable detail the basis for the claimed breach. No breach of the Agreement will be actionable if the breaching party is able to cure the breach within the aforementioned cure period.

7.2 Compliance with Other Agreements. Executive represents and warrants to Company that, to his knowledge and belief, the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Executive is a party or by which he is bound.

7.3 Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Executive represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Executive has not relied upon any advice from Company or its attorneys with respect to this Agreement or the taxability of any consideration received under this Agreement.

7.4 Non-delegable Duties. This Agreement is a contract for Executive’s personal services. The duties of Executive under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and will not be subject to involuntary alienation, assignment or transfer by Executive during his life.

7.5 Governing Law. The validity, construction and performance of this Agreement will be governed by the internal laws of the State of California. The federal and state courts located in Los Angeles, California, will have exclusive jurisdiction over any action to compel performance in accordance with this Agreement or to enforce any award in any arbitration.

7.6 Severability. The invalidity or unenforceability of any particular provision of this Agreement will not affect the other provisions, and this Agreement will be construed in all respects as if any invalid or unenforceable provision were omitted.

7.7 Binding Effect. The provisions of this Agreement will bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.8 Notice. Any notices or communications required or permitted by this Agreement will be deemed sufficiently given if in writing and when delivered personally or two business days after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

(a) if to Company, to the principal office of Company in the State of California, marked “Attention: Board of Directors”; or

(b) if to Executive, to the most recent address for Executive appearing in Company’s records.

7.9 Dispute Resolution. Any disputes, controversies or claims arising out of or relating to this Agreement will be resolved by mediation or, failing which, binding arbitration before a retired judge at JAMS in Santa Monica, California, in accordance with JAMS’s rules and procedures and the Dispute Resolution Agreement.

7.10 Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement will be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys’ fees.

7.11 Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

7.12 Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties hereto. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement will be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party will be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

7.13 Entire Agreement. This Agreement and the Plan are the only agreements and understandings between the parties hereto pertaining to the subject matter hereof, and supersede all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AVANTOGEN ONCOLOGY, INC.

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Michael Hillmeyer	Lee Cole
Director

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William Ardrey
Director